University General Health System Announces Delay in Filing of Form 10-K

HOUSTON, TX -- (Marketwire - April 16, 2013) - University General Health System, Inc. (OTCQB: UGHS) ("University General") (the "Company"), a diversified, integrated multi-specialty health care delivery system, today announced a delay in the filing with the Securities and Exchange Commission ("SEC") of its Annual Report on Form 10-K for the year ended December 31, 2012. The Company previously filed a Form 12b-25 with the SEC that extended the filing date for its Form 10-K Annual Report. The Company anticipates filing the Form 10-K as soon as possible.

University General stated that the delay if filing the Form 10-K was associated with an earlier change in auditors; completion of the accounting treatment of certain non-operating items related to 2012 acquisitions, including the acquisition of University General Hospital - Dallas in December 2012; the calculation of derivative liabilities associated with the Company's Series C preferred stock; and federal income tax calculations. The Company requires additional time to complete the Form 10-K and to announce fourth quarter and full year 2012 financial and operating results.

About University General Health System, Inc.

University General Health System, Inc. ("University General") is a diversified, integrated multi-specialty health care provider that delivers concierge physician and patient-oriented services by providing timely, innovative health solutions that are uniquely competitive, efficient, and adaptive in today's health care delivery environment. The Company currently operates two hospitals located in Houston, Texas and Dallas, Texas. Ancillary hospital outpatient departments (HOPDs) include two ambulatory surgical centers, a number of diagnostic imaging and physical therapy clinics, two sleep clinics, and a hyperbaric wound care center in the Houston area. University General also owns three senior living facilities, manages six senior living facilities, and owns a Support Services company that provides revenue cycle and luxury facilities management services.

The Company is headquartered in Houston, Texas, and its common stock trades on the OTCQB under the symbol "UGHS".

Forward Looking Statements

The information in this news release includes certain forward-looking statements that are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including statements related to the future financial performance of the Company. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, it can give no assurance that such expectations or any of its forward-looking statements will prove to be correct. Factors that could cause results to differ include, but are not limited to, successful execution of growth strategies, product development and acceptance, the impact of competitive services and pricing, general economic conditions, and other risks and uncertainties described in the Company's periodic filings with the Securities and Exchange Commission.

For additional information, please contact:

R. Jerry Falkner, CFA
RJ Falkner & Company, Inc.
(800) 377-9893
info@rjfalkner.com

Jody Cain
LHA
310-691-7100
JCain@lhai.com